AGREEMENT REGARDING LOANS
(March 1, 2008)

On March 1, 2008, FOR VALUE RECEIVED, Nevada Gold & Casinos, Inc., a Nevada corporation ("NGC"), as maker, whose principal place of business is 50 Briar Hollow Lane, Suite 500W, Houston, Texas, 77027-9304, promises to pay to the order of Louise H. Rogers, an individual, as her separate property ("Rogers"), the principal sum of $15,550,000.00, together with interest on the unpaid principal balance, pursuant to the terms set forth below. All sums due under this Agreement are payable to Rogers at 2512 Alta Mira, Tyler, Texas, 75701-7301, or at any other place that Rogers may designate in writing. Both Rogers and NGC are collectively referred to as the "Parties." Capitalized terms not otherwise defined in this Agreement have the same definitions as the March 2008 Amended and Restated Security Agreement ("ARSA") (which replaces the January 2006 Security Agreement between the Parties dated January 19, 2006), and if not included in the ARSA, then the definition provided in the Uniform Commercial Code under the TEXAS BUSINESS & COMMERCE CODE shall apply.

The Parties acknowledge that several prior Credit Facility agreements pre-dated this Agreement Regarding Loans. Until the date of this Agreement, the terms of the Amended and Restated Credit Facility and the January 2006 Security Agreement dated January 19, 2006 (and all other documents issued and executed pursuant to these two instruments and made a part of them), controlled the loan transactions described in it between Rogers and NGC. However, this Agreement Regarding Loans controls the loan transactions between Rogers and NGC from its effective date forward, and is referred to throughout this instrument as the "Agreement."

I. Recitals

A. NGC and Rogers desire to enter this Agreement Regarding Loans and to ratify and re-affirm the Security Interests previously granted to Rogers under prior credit facilities and loan agreements between the Parties dated June 29, 2004, and January 19, 2006;

B. Rogers has loaned to NGC the principal amount of $55,000,000.00 prior to the date of this Agreement, of which $15,550,000.00 of principal remains due and payable to Rogers; and

C. The Parties desire to change the loan transaction between Rogers and NGC from a revolving credit facility to a term loan as set forth in this Agreement.

In consideration of these matters and of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged by the Parties, Rogers and NGC agree as set forth below.

II. Agreements

A. ***General Terms.*** This Agreement relates to Rogers' loan to NGC in the total principal amount of Fifteen Million Five Hundred Fifty Thousand and No/100 Dollars ($15,550,000.00). NGC acknowledges it has previously received this amount from Rogers pursuant to prior Credit Facility agreements with Rogers and that after all payments and offsets have been applied, the total principal amount that remains due and owing to Rogers as of the date

of this Agreement is Fifteen Million Five Hundred Fifty Thousand and No/100 Dollars ($15,550,000.00). The total amount of principal and any accrued, unpaid interest, and any other amounts that may be due and owing to Rogers by NGC shall be due and payable in full on the Maturity Date.

B. ***Evidence of Debt and Security.*** The remaining outstanding principal amount loaned to NGC by Rogers under prior credit facility agreements shall be evidenced by a Promissory Note (the "Note") dated March 1, 2008, and secured by the "Collateral" as described below. NGC shall execute any and all security agreements, UCC-1 forms, notices, pledges, powers of attorney, hypothecations, mortgages, assignments, or other security instruments, and shall surrender possession of any paper, instruments, securities, member interests, or other intangibles in which Rogers may or might perfect a security instrument under the law governing the grant and perfection of security interests in any of the Collateral as Rogers may reasonably require to be executed until the Maturity Date. Execution of any requested documents or security instruments referred to in this Agreement shall be condition precedent to any modification requests by NGC to this Agreement. Failure by Rogers to demand the final execution of these documents prior to executing any amendment to this Agreement requested by NGC shall not constitute a waiver of any requirement that NGC complete these documents upon Rogers' request. Failure by NGC to comply with Rogers' request for any of these documents within thirty days of the date of Rogers' request shall constitute a Default and shall entitle Rogers to declare a Default of this Agreement and its accompanying Note.

C. ***Payment Terms.*** NGC agrees to pay the sums under this Agreement as follows:

1. payment of interest only through June 30, 2010, payable monthly on or before the last day of each month by check made payable to "Louise H. Rogers, Separate Property," and accompanied by a letter setting forth the principal amount outstanding, the method of calculating interest, and the amount of interest paid, with copies of the check and all other correspondence included with Rogers' check sent contemporaneously by facsimile or e-mail (in PDF format) to Rogers' attorney/counsel, Sharon E. Conway, at her facsimile number or e-mail address set forth below;

2. all payments must be received by Rogers on or before the applicable due date in order for the payment to be timely, and they must be received by Rogers on or before the fifth day after Rogers gives notice to NGC of the late payment to avoid a Default by NGC;

3. on any funds that were obtained by NGC under any of the prior loan or credit facility agreements between the Parties and then loaned by NGC to any third party or to any fully or partially-owned subsidiary of NGC (collectively, a "third party"), if NGC is repaid any principal by a third party, then NGC must pay to Rogers the corresponding amount of principal NGC obtained from Rogers within five business days of its receipt of the third party principal repayment, except that the following items are expressly excluded from this requirement and may be kept and used by NGC for operating capital without further written consent from Rogers: (a) the May 2008 payments from the Route 66/Gillman settlement, (b) the payments scheduled to be received by NGC in June 2008 from Southern Tier and Oneida Entertainment, and (c) any amounts received by NGC from Clay County Holdings, Inc., Restaurant Connections International, Inc., and/or Service

Interactive on their notes receivable, though NGC agrees to promptly report to counsel for Rogers its receipt of any of these payments and the amount received, and to provide any documentation related to any payments received under this provision reasonably requested by counsel for Rogers;

4. on any funds that were obtained by NGC under any of the prior loan or credit facility agreements between the Parties and then used by NGC to purchase an interest in any third party entity, if NGC's interest in any of these third party entities is purchased in whole or in part, then NGC must pay to Rogers the total amount received for the purchase of its interest, up to the total amount of principal, interest, and other costs or expenses then outstanding, within five business days of its receipt of the third party purchase payment;

5. any funds remaining in the "Projects Fund" established pursuant to the Agreement Regarding Use of Proceeds of IC-BH Sale and Regarding Remaining Amount Due under the Amended and Restated Credit Facility (as amended) dated November 13, 2007 (the "Proceeds Agreement"), that have not been committed through at least a signed letter of intent by NGC for one or more new acquisitions (for which NGC must obtain Rogers's consent, and Rogers shall not unreasonably withhold her consent), within twelve months after the closing date of NGC's acquisition of the Vicksburg Horizon Casino ("Vicksburg"), shall be applied at that time to the outstanding principal, interest, and other amounts owed by NGC to Rogers under this Agreement; and

6. the entire principal amount outstanding, plus any outstanding interest, shall be due and payable to Rogers in full on or before June 30, 2010, which is the "Maturity Date."

Time is of the essence for all payment provisions of this Agreement and of the Note and the ARSA, which are both incorporated by reference into this Agreement and made a part of this Agreement for all purposes as if fully set forth at length.

D. ***Interest Rate.*** The unpaid principal balance under this Agreement shall bear interest at the rate of ten percent (10%) per annum until paid. Any matured, unpaid amount of principal shall bear interest at the rate of eighteen percent (18%) per annum until paid. If any payment of interest is not made on or before its due date, then the interest rate on that payment shall increase to 18% from the date on which that interest payment began accruing through the date on which the late interest payment is paid in full (this provision shall not apply if the late payment is caused solely by a third party carrier in delivering the payment to Rogers if NGC has sent the payment for delivery in a properly addressed Federal Express, Airborne Express, United Parcel Service, or Lone Star Overnight package with delivery charges prepaid or charged to NGC's account and the package is sent via next day overnight delivery at least one business day in advance of the due date, or two business days if the due date is not a business day – NGC shall not use United States Postal Service overnight or next day delivery service for any payments). In the event of a Default by NGC, the interest rate on the entire outstanding principal amount shall increase to eighteen percent (18%) per annum as of the date through which the last interest payment was duly made and shall continue at that rate until the entire outstanding amount of principal and interest is paid in full. In addition, if NGC is otherwise in Default as defined by this

Agreement, the Note, or the ARSA, then the default interest rate shall apply at Rogers' sole discretion.

E. ***Collateral.*** Payment of all sums due, and performance of all Obligations by NGC under this Agreement and under the terms of any and all Notes and Security Instruments executed pursuant to or incorporated by reference into this Agreement shall be secured by ALL ASSETS of NGC [except for the items set forth in Paragraph II(E)(11) below], including but not limited to the following specific assets [these specific items of Collateral are more particularly described in the Schedule of Collateral, Notes, Security Interests, and Ownership Interests attached to the ARSA (the "Schedule")], and all proceeds of all of NGC's assets:

1. a continuing security interest in the Projects Fund established pursuant to the Proceeds Agreement;

2. a continuing security interest in 100% of NGC's ownership interest or profit-sharing agreement for any and all "Projects" established using proceeds from the Projects Fund (either directly or as collateral for a third-party loan) established in the Proceeds Agreement (including but not limited to those created after the date of this Agreement if the Projects Fund was used in any way to establish the entity or the interest in whole or in part), and a security interest in all assets of the subsidiary company that is only expressly subject and subordinated to the rights of any third party that finances the remaining purchase price beyond the amounts used from the Projects Fund;

3. all other investment property and other property, rights, or interests of any description at any time issued or issuable to NGC or held in any securities account as an addition to, in substitution or exchange for, or with respect to NGC's interest in any of its wholly- or partially-owned subsidiaries, including without limitation additional percentages or interests issued or given as a result of any amendment, reclassification, split-up, dissolution, or other reorganization, or property distributed pursuant to a reorganization or amendment of any owners' or shareholders' agreement;

4. all earnings, cash, distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to NGC's interest in any and all of its wholly- or partially-owned subsidiaries (including but not limited to those created after the date of this Agreement if the Projects Fund was used in any way to establish the entity in whole or in part);

5. any and all notes receivable and/or cash flow rights granted to NGC from investments in any and all projects financed in whole or in part through any loans provided to NGC by Rogers under this Agreement, from the Projects Fund, or from any prior credit facility agreement between the Parties, all of which are assigned to Rogers pursuant to the multiple Collateral Assignments of Notes, Security Interests, and Ownership Interests dated January 19, 2006 (and any and all loans made by NGC prior to this Agreement to any related entity or third party are presumed to be made with proceeds from loans made to NGC by Rogers, and any made after the date of this Agreement are presumed to have been made from the Projects Fund unless NGC provides clear documentation otherwise);

6. the promissory notes described in the multiple Collateral Assignments of Notes, Security Interests, and Ownership Interests dated January 19, 2006, as amended and updated from time to time (the "Collateral Assignments"), and the Collateral Assignments are ratified and re-affirmed by NGC;

7. interests (whether ownership, profit-sharing, or other interest) in subsidiaries and other entities held by NGC as described in the Collateral Assignments as amended and updated from time to time, and interests in subsidiaries or other entities obtained by NGC by using funds from this Agreement, any prior loan agreement between Rogers and NGC, or the Projects Fund;

8. all distributions, proceeds, monies, income, and benefits arising from, by virtue of, or payable with respect to the promissory notes, collateral, and ownership and other interests described in the Collateral Assignments as amended and updated from time to time or that were obtained by NGC using funds from this Agreement, any prior loan agreement between Rogers and NGC, or the Projects Fund;

9. the Schedule of Collateral, Notes, Security Interests, and Ownership Interests (the "Schedule") that is attached to and incorporated by reference into the ARSA; and

10. any and all furniture, fixtures, equipment (including but not limited to machinery, furniture, fixtures, manufacturing equipment, shop equipment, office equipment, parts, and tools, wherever located), inventory, cash, accounts, accounts receivable, contract rights, chattel paper, promissory notes, securities, and general intangibles (including but not limited to all copyrights, trademarks, service marks, patents, inventions, trade secrets, exclusive licenses, processes, systems, and goodwill). In addition, this Security Interest is intended to extend to all products, accessions to, substitutions for, insurance distributions for, and cash and other proceeds of all of the assets of NGC, and any and all after-acquired property of every kind and character, except where expressly provided otherwise.

11. The following items are expressly excluded from the definition of "ALL ASSETS" and of "Collateral" and may be utilized by NGC for operating capital without further written consent from Rogers: (a) the May 2008 payments from the Route 66/Gillman settlement, (b) the payments scheduled to be received by NGC in June 2008 from Southern Tier and Oneida Entertainment, and (c) any amounts received by NGC from Clay County Holdings, Restaurant Connections International, and/or Service Interactive on their notes receivable, though NGC agrees to promptly report to counsel for Rogers its receipt of any of these payments and the amount received, and to provide any documentation related to any payments received under this provision reasonably requested by counsel for Rogers.

Rogers shall maintain possession of the Collateral and any and all assignments and powers of attorney necessary to enforce her security interest in any or all of the Collateral until any and all amounts due under this Agreement and the Note are paid in full and this and the Note are terminated, and/or until she exercises her rights against the Collateral in an Event of Default.

Notwithstanding the provisions of this Section or Section II(H), if NGC invests in a new subsidiary or acquires assets and the investment or acquisition is financed in whole or in part by a third party lender (and no proceeds from any loans made by Rogers to NGC are used by NGC to finance the investment or acquisition, and the Projects Fund is not used either directly or as collateral for a third party loan), then the "Collateral" as defined above shall not include NGC's ownership interest in the new subsidiary or the acquired assets. Rogers agrees to file a UCC-3 terminating any security interest Rogers would otherwise have in NGC's ownership interest in the new subsidiary or the acquired assets and shall provide, upon the reasonable request of NGC or its third party lender, written confirmation that the Collateral for this Agreement Facility does not include NGC's ownership interest in the new subsidiary or the acquired assets.

F. ***Perfection and Protection of Collateral; Indemnification.*** NGC shall cause the execution of any instrument reasonably necessary to carry out the terms of and its Obligations under this Agreement, the Note, and/or any Security Instrument. NGC shall cause any entity in which it has the right or power to produce an affirmative and effective act to execute guarantees, notes, and security instruments as reasonably necessary to carry out this Agreement and to ensure the broadest and most effective Security Interest in the Collateral for Rogers for all funds advanced under this Agreement. NGC shall bear the cost of perfection of all security interests granted under this Agreement in any applicable or desirable jurisdiction as necessary to protect Rogers, and, in addition, as may be directed by Rogers or her attorney in her sole and exclusive discretion. NGC shall be the guarantor of the perfection of security interests under this Agreement and no failure on the part of Rogers to perfect shall inure to the benefit of NGC or any assignee, holder, or trustee in bankruptcy as any failure of this type shall be deemed the fault and to the prejudice of NGC and its estate. NGC shall execute any and all documents reasonably necessary to carry out the provisions of all of this Agreement and any Note or Security Instrument executed pursuant to or incorporated by reference into this Agreement. NGC shall pay all actual attorneys' fees, costs, and expenses incurred by Rogers in connection with any of her loans to NGC, this Agreement, the execution of any documents under it, and the perfection of any security interests under it within ten days of presentation to it of these charges. NGC also agrees that it will use its best efforts to protect the Collateral; to prevent any loss, theft, substantial damage, destruction, sale, or encumbrance to or of any of the Collateral; and to defend against any actual or attempted levy, seizure, or attachment of or on any of the Collateral.

In the event Rogers finds it necessary to take action to protect the Collateral against the actions of third parties or against any wrongful conduct of NGC, or in the event that Rogers finds any failure by NGC to use its best efforts to protect the Collateral, NGC agrees that it shall indemnify Rogers for any attorney's fees, court costs, and any and all other expenses incurred in her efforts to protect the Collateral. NGC understands and agrees that it shall promptly pay Rogers for any and all of these expenses and shall do so, from time to time, as reasonably necessary to fund and maintain the litigation so that Rogers shall not be required to expend her own funds on this litigation while pending, In no event shall these attorney's fees and expenses be paid later than thirty days after the date on which they are submitted to NGC.

G. ***Default.*** NGC will be in default of this Agreement and of each and every Note and Security Instrument executed pursuant to or incorporated by reference into this Agreement if any of the following happens ("Default" or "Event of Default"):

1. NGC fails to timely make any principal payment at maturity;

2. on any funds obtained by NGC under this Agreement or under any prior loan agreement or credit facility between Rogers and NGC and then loaned by NGC to any third party or to any fully or partially-owned subsidiary of NGC (collectively, a "third party"), if NGC is repaid any principal by a third party and NGC fails to pay to Rogers the corresponding amount of principal it obtained under any loan agreement with Rogers within five business days of its receipt of the third party principal repayment, except that the following items are expressly excluded from this requirement and may be utilized by NGC for operating capital without further written consent from Rogers: (a) the May 2008 payments from the Route 66/Gillman settlement, (b) the payments scheduled to be received by NGC in June 2008 from Southern Tier and Oneida Entertainment, and (c) any amounts received by NGC from Clay County Holdings, Restaurant Connections International, and/or Service Interactive on their notes receivable, though NGC agrees to promptly report to counsel for Rogers its receipt of any of these payments and the amount received, and to provide any documentation related to any payments received under this provision reasonably requested by counsel for Rogers;

3. on any funds obtained by NGC under this Agreement or under any prior loan agreement or credit facility between Rogers and NGC and then used by NGC to purchase an interest (whether ownership, profit-sharing, or other interest) in any subsidiary or third party entity, if NGC's interest is purchased by a third party and NGC fails to apply the funds received to the principal, interest, and other items owed by NGC to Rogers within five business days of its receipt of the purchase funds;

4. NGC uses or commits any of the monies in the Projects Fund for purposes other than those set forth in the Proceeds Agreement or in a manner in violation of the terms of the Proceeds Agreement, or fails to pay the balance of monies remaining in the Projects Fund to Rogers that have not been committed through at least a signed letter of intent by NGC for one or more new acquisitions (for which NGC must obtain Rogers's consent, and Rogers shall not unreasonably withhold her consent), after the expiration of twelve months from the closing date of NGC's acquisition of Vicksburg;

5. Rogers does not receive an interest payment on or before the fifth day after Rogers gives notice to NGC of the late payment;

6. NGC defaults under any loan, extension of credit, security agreement, purchase or sales agreement, contractual obligation, or any agreement in favor of any creditor or person (as "default" is defined in that instrument and after giving effect to all applicable cure periods) and that default results in NGC owing, through default and/or acceleration, an amount in excess of $3 million;

7. NGC fails to timely comply with the Obligations (other than those Obligations specifically identified in this Section);

8. NGC breaches any covenant, representation, or warranty in this Credit Facility, the ARSA, or in any other Note or Security Instrument executed pursuant to or incorporated by reference into this Credit Facility, and NGC does not cure that breach within thirty days after the breach, and NGC agrees to give Rogers prompt notice of the breach;

9. NGC makes an assignment for the benefit of creditors, files for bankruptcy protection, is adjudicated insolvent, a receiver is appointed for any wholly or partially owned entity in which NGC is a member, partner, shareholder, or equitable holder of any type, or any involuntary proceeding is commenced against NGC under any bankruptcy or insolvency laws and that involuntary proceeding is not dismissed within sixty days after it is filed;

10. NGC grants or attempts to grant to any third party a lien on the Collateral without complying with the provisions in Section II(H) below; and/or

11. a final, non-appealable judgment in litigation or arbitration is entered against NGC where the total amount of the judgment, including actual damages, pre- and post-judgment interest, attorney's fees, court costs, and/or punitive damage, exceeds $3 million.

If an Event or Default occurs, then Rogers shall have all of the rights and remedies available to her under the law as well as all of those set forth in this Agreement and in the ARSA.

H. ***Additional Liens.*** NGC agrees that it must comply with all of the following provisions before it may grant an effective second or other lien on the Collateral:

1. Any second or other lien given on the Collateral must be made expressly subordinate to Rogers' lien. NGC shall ensure that the paperwork documenting the transaction with the second or other lienholder properly notifies the second and/or other lienholder of the existence of Rogers' first lien and that the second and any other lienholder clearly acknowledges Rogers' existence and status as first lienholder on all of the Collateral and that the subsequent lienholder's debt and security interest is subordinated to Rogers.

2. NGC shall ensure that the paperwork documenting the transaction with the second and any other lienholder clearly instructs the second and any other lienholder that it may not even attempt to collect or execute on the Collateral without first ensuring that the entire first lien balance is paid in full and all loan or credit transactions between NGC and Rogers are completely terminated and are no longer in effect. The second and any other lienholder must be required to give notice of any default by NGC to NGC and Rogers' counsel concurrently before the second or any other lienholder may exercise any collection efforts against the Collateral.

3. NGC shall defend, at its own expense, against any claims by any lienholders other than Rogers against the Collateral.

4. NGC shall keep Rogers' counsel informed of the status of any second and any other lien and of any default or alleged default by NGC on the transaction secured in whole or in part by the second and/or other lien, and shall reimburse Rogers for any and all actual attorney's fees, court costs, and expenses incurred by Rogers that Rogers or her counsel deemed necessary to protect the Collateral within thirty days after the submission of an invoice for the fees or expenses to NGC by Rogers' counsel.

5. NGC shall provide Rogers' counsel with fully-executed copies of all documents related to any transaction giving any third party a second or other lien on any or all of the Collateral within three business days of the last signature date on the transaction or the date the transaction is funded, whichever is earlier.

For the purposes of this Section, NGC agrees that these restrictions on its ability to grant security interests shall apply equally as restrictions upon its ability to authorize, vote, contract for, assent to, suffer, or tolerate the creation of security interests in the Collateral by any entity or party that is a guarantor or accommodation party under this Agreement. NGC shall take all actions, and use best efforts, to ensure that any of these entities or parties does nothing to grant security interests after the effective date of this Agreement that, if granted by NGC, would offend the provisions of this Section.

For the purposes of this section, additional "liens," "encumbrances," or "security interests" shall be interpreted as including, but shall not be limited to, security agreements, mortgages, deeds of trust, pledges, conditional sales agreements, hypothecations, possessory security interests, or any other method by which NGC may grant to a third party the right to seize, attach, levy upon, possess, or otherwise liquidate an interest in property to ensure the repayment of a monetary or other legally or equitably enforceable obligation.

I. ***Notice of Default.*** Rogers is not required to provide NGC with any notice whatsoever of any Default by NGC or any failure of NGC to timely make the principal payment when due, save and except that Rogers must give notice of a late interest payment before that late payment is deemed a Default as described in Section II(G)(5) above. However, failure by Rogers to give notice of a late interest payment to NGC does not relieve NGC of its obligation to make the payment or of the application of the default interest rate upon the failure to timely make the interest payment as provided in Section II(D) above.

J. ***Remedies upon Default.*** Upon Default by NGC of this Agreement or upon NGC's default of any provision of any Note or Security Instrument executed pursuant to or incorporated by reference into this Agreement, Rogers shall have any and all rights, remedies and actions that Rogers may have at law, equity, or otherwise for breach of the entirety of this Agreement. In addition, but not in any way limiting the remedies set forth above, Rogers shall have the following rights:

1. Rogers shall have the right to declare a default and to give public and private notice of the default.

2. Rogers shall have the right to accelerate the payment of and demand payment of all amounts due under this Agreement and under the terms of any or any part of the Notes and Security Instruments executed pursuant to or incorporated by reference into this Agreement. Rogers shall also have the right to advance the Maturity Date of this Agreement.

3. Rogers shall have the right to demand payment and to take any lawful action against any guarantor or accommodation party without respect to priority or any doctrine or requirement of marshaling or equitable estoppel.

4. Rogers shall have the right to proceed against any Collateral in which Rogers holds a security interest to the benefit of Rogers in any order and against any type of Collateral, without restriction.

5. Rogers may enjoin NGC, in any court of competent jurisdiction, from taking any action to prevent Rogers from becoming a registered owner *de jure* of any security, member interest, or other equitable or legal interest which may inure to Rogers by virtue of her exercise of her right under this Agreement to accept ownership of any Collateral in lieu of proceeding with a disposition of the Collateral. Rogers may similarly have mandamus against NGC in any court of competent jurisdiction to take any action required under the laws, articles, agreements, bylaws, or other legally binding instruments applicable to any property accepted by Rogers in lieu of disposition of any Collateral to perfect and vest Rogers with all of the rights which NGC had in that property.

6. Rogers shall not be required to give notice of default or to permit cure by NGC prior to exercising any rights Rogers may have under this Agreement or under any Note or Security Instrument executed pursuant to or incorporated by reference into this Agreement except where notice or the right to cure is specifically and unambiguously required.

K. ***Change in Control.*** In the event of a "Change in Control," then Rogers shall have the option to terminate this Agreement and declare the entire unpaid principal and accrued interest (if any) due and payable from the proceeds of the transaction upon closing of the transaction resulting in a Change in Control. NGC agrees to promptly inform any purchasing company or shareholder of this obligation prior to the closing of the transaction.

For purpose of this Agreement, a "Change in Control" of NGC shall mean and shall be deemed to have occurred if:

1. A sale, transfer, or other disposition by NGC through a single transaction or a series of transactions of securities of NGC representing Beneficial Ownership (as defined below) of fifty (50%) percent or more of the combined voting power of NGC's then outstanding securities to any "Unrelated Person" or "Unrelated Persons" acting in concert with one another. For purposes of this definition, the term "Person" shall mean and include any individual, partnership, joint venture, association, trust corporation, or other entity [including a "group" as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act")]. For purposes of this definition, the term "Unrelated Person" shall mean and include any Person other than the Holder, NGC, a wholly-owned subsidiary of NGC, or an employee benefit plan of NGC.

2. A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of NGC to an Unrelated Person or Unrelated Persons acting in concert with one another.

3. A change in the ownership of NGC through a single transaction or a series of transactions such that any Unrelated Person or Unrelated Persons acting in concert with one another become the "Beneficial Owner," directly or indirectly, of securities of NGC representing at least fifty (50%) percent of the combined voting power of NGC's then

outstanding securities. For purposes of this Credit Facility, the term "Beneficial Owner" shall have the same meaning as given to that term in Rule 13d-3 promulgated under the 1934 Act, provided that any pledgee of voting securities is not deemed to be the Beneficial Owner of the securities prior to its acquisition of voting rights with respect to the securities.

4. Any consolidation or merger of NGC with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of NGC immediately prior to the consolidation or merger are the beneficial owners of securities of the surviving corporation representing at least fifty (50%) percent of the combined voting power of the surviving corporation's then outstanding securities.

L. ***Limitation on Use of Proceeds.*** NGC may use the proceeds from this Agreement or any prior loan agreement between Rogers and NGC for any legitimate business purpose except where otherwise expressly limited (*e.g.*, the Projects Fund). However, NGC agrees and understands that it may not use any of the loan proceeds from this Agreement or from any prior loan agreement between Rogers and NGC to fund litigation or arbitration against Rogers or to defend against litigation or arbitration instituted against NGC by Rogers.

M. ***Prepayment.*** NGC may prepay without any penalty any of the principal or accrued interest drawn through this Agreement at any time and from time to time. In the event NGC prepays under this Agreement, the prepayment shall first be applied to costs, fees, and other charges (if any) under or related to this Agreement and/or the terms of any Note or Security Instrument issued pursuant to or incorporated by reference into this Agreement, then to interest, and then to the principal amount outstanding.

N. ***Usury Savings Clause.*** The Parties to this Agreement intend to comply with the usury laws applicable to this Agreement. Accordingly, the Parties agree that no provision in this Agreement or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law. If any excess interest is provided for or contracted for in this Agreement, or charged to NGC or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Agreement or adjudicated to be received by Rogers or her heirs, successors, or assigns, then the Parties expressly agree that this Section shall govern and control and that neither NGC nor any other party liable for payment of this Agreement shall be obligated to pay the amount of excess interest. In the event that it is finally determined by a court of competent jurisdiction that the effective rate of interest charged NGC under the terms of this Agreement would violate any applicable usury law, then the rate of interest shall be construed as being the maximum rate permissible under law up to the rates stated within this Agreement. Any excess interest that may have been collected shall be, at Rogers' option, either applied as credit against any unpaid principal amount due or refunded to NGC. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

O. ***Formalities Fixing Liability.*** ***NGC, by its signature below, waives demand, presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, dishonor, and any and all other statutory or common law formalities necessary to fix liability under this Agreement or required as a condition precedent to filing of any action at law, equity, or otherwise, except as specifically provided in this Agreement.***

RBS BS LHR LHR

III. Miscellaneous Provisions

A. ***Further Assurances.*** NGC agrees to execute all other documents and instruments reasonably requested by Rogers or her attorney to effectuate the intent of this Agreement upon written request by Rogers or her attorney after the date of this Agreement.

B. ***Waiver.*** In the event of a Default as defined in Section II(G) above or in the ARSA, NGC (a) waives presentment for payment, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices, filing of suit, and diligence in collecting this Agreement or enforcing any other security with respect to this Agreement, although Rogers agrees that she must comply with all UCC requirements for sale of collateral except as expressly agreed in this Agreement or in the ARSA; (b) agrees to any substitution, surrender, subordination, waiver, modification, change, exchange, or release of any security or the release of the liability of any Parties primarily or secondarily liable on this Agreement; and (c) consents to any extension or postponement of time for payment of this Agreement and to any other indulgence with respect to this Agreement without notice. No failure or delay on the part of Rogers in exercising any of her rights, powers, or privileges under this Agreement shall operate as a waiver of that right, power, or privilege.

C. ***Amendment or Modification.*** This Agreement may not be modified or amended in any way unless the modification or amendment is in writing and is signed by all Parties. Any document purporting to amend or modify this Agreement shall be of no force or effect unless the document expressly states that it is intended to amend or modify the Agreement and it is signed by all Parties to this Agreement.

D. ***Attorneys' Fees and Costs of Litigation.*** If all monies due and owing under this Agreement are not paid in full at maturity, regardless of how the maturity may be brought about, or if, after an Event of Default, this Agreement is collected or attempted to be collected through the initiation or prosecution of any suit or through any probate, bankruptcy, or any other judicial proceedings, or is placed in the hands of an attorney for collection, NGC shall pay, in addition to all other amounts owing under this Agreement, all actual expenses of collection, all court costs, and actual attorney's fees incurred by Rogers upon demand for payment by Rogers or her attorney.

E. ***Authority.*** NGC represents that it has full power, authority, and legal right to execute and deliver this Agreement and the ARSA, and that this Agreement and the ARSA constitute valid and binding obligations of NGC. BHG represents that it has full power, authority, and legal right to execute and deliver the ARSA and the ARSA constitutes a valid and binding obligation of BHG.

F. ***Governing Law and Venue.*** This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by the laws of the United States of America and by the laws of the State of Texas, and is performable in Montgomery County, Texas. Chapter 346 of the Texas Finance Code does not apply to this Agreement. Any action brought to enforce the terms of this Agreement or of any Note or Security Instrument executed pursuant to or incorporated by reference into this Agreement, if brought by NGC, shall be brought in a District Court sitting in Montgomery County only, and, if brought by Rogers, may be brought in any District Court sitting in Montgomery County or in any other court of her choosing have personal and subject matter jurisdiction to adjudicate the suit as filed.

G. ***Business Day.*** If any action is required or permitted to be taken under this Agreement on a Sunday, legal holiday, or other day on which banking institutions in the State of Texas are authorized or required to close, the action shall be taken on the immediately **preceding** business day, and, to the extent applicable, interest on the unpaid principal balance shall continue to accrue at the applicable rate.

H. ***Notices.*** Any and all notices or communications related in any way to this Agreement may be given by certified mail with return receipt requested, by receipted courier, by overnight delivery service, or by hand delivery and sent to the persons at the addresses set forth for each party below, or they may be given by facsimile transmission or by e-mail transmission if the intended recipient has affirmatively stated that notice may be delivered by facsimile or e-mail and the intended recipient has provided a valid facsimile number and/or e-mail address. Any notice delivered by facsimile or e-mail sent or for which a return receipt is received at any time before 5:00 p.m. on a business day shall be deemed to be delivered on that date. Any facsimile or e-mail notice not received by 5:00 p.m. on a business day shall be deemed to be received on the first following business day.

Notices to NGC:

Robert B. Sturges, CEO
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304
Facsimile number: (713) 621-6919
E-mail: RSturges@NevadaGold.com
Notice may be delivered by facsimile or e-mail with proof of receipt.

with a copy sent contemporaneously to:

Ernest E. East, General Counsel
Nevada Gold & Casinos, Inc.
50 Briar Hollow Lane, Suite 500W
Houston, Texas 77027-9304
Facsimile number: (713) 621-6919
E-mail: EEast@NevadaGold.com
Notice may be delivered by facsimile or e-mail with proof of receipt.

Notices to Rogers:

Mrs. Louise H. Rogers
2512 Alta Mira
Tyler, Texas 75701-7301

with copies sent contemporaneously to:

Sharon E. Conway
Attorney at Law
2441 High Timbers, Suite 410
The Woodlands, Texas 77380-1052
Facsimile number: (281) 754-4685
E-mail address: SConway@SConwayLaw.com
Notice may be delivered by facsimile or e-mail with proof of receipt.

and

W. Michael Robertson
8431 Katy Freeway, Suite 200
Houston, Texas 77024-1999
Facsimile number: (713) 624-4001
Notice may be delivered by facsimile with proof of receipt.

NGC understands and agrees that any notice given or attempted to be given by it to Rogers is not effective unless the notice was contemporaneously provided to all other persons identified above or subsequently identified to NGC by Rogers and shall be deemed to have been given to Rogers upon providing notice to Ms. Conway and Mr. Robertson as set forth above. Any of the above contact information or designated representatives for the purpose of notice may be changed by a party or an authorized representative of a party providing written notice in the manner set forth above to the other party, and the new contact information or representative will then become effective. For all purposes under this Agreement, any notice given by Conway or Robertson (or other any other legal counsel or financial advisor designated by Rogers) on behalf of Rogers shall constitute notice by Rogers.

I. ***Non-Assignability; Binding Effect.*** NGC may not assign any of its rights or remedies under this Agreement to any other person or entity without the express written consent of Rogers. Rogers may assign any of her rights or remedies under this Agreement to any other person or entity at any time and for any reason, and the consent of NGC shall not be required for any assignment to be effective. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits of it shall be binding upon and shall inure to the benefit of the Parties executing this Agreement and their respective heirs, successors, and allowed assigns.

J. ***Provisions are Several.*** Each part of this Agreement is intended to be several. If any term, covenant, condition, or provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason whatsoever, the illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remaining parts of this Agreement, and all remaining parts shall be legal, valid, and enforceable and have full force and effect as if the illegal, invalid, and/or unenforceable part had not been included. If any term, covenant, condition, or provision of this Agreement is illegal, invalid, or unenforceable, an interpretation, all controversies, presumptions or interpretations which may be made in a manner protective of the rights and secured status of Rogers shall be so interpreted.

K. ***Incorporation of Other Documents; Final Integration.*** The Parties agree that (1) the ARSA dated March 1, 2008; (2) the Schedule of Collateral, Notes, Security Interests, and Ownership Interests attached to the ARSA; (3) any and all Notes or Security Instruments issued pursuant to or incorporated by reference into this Agreement; (4) the multiple Commercial Pledge Agreements dated January 19, 2006; (5) the multiple Guarantees dated January 19, 2006; and (6) the multiple Collateral Assignments of Notes, Security Interests, and Ownership Interests dated January 19, 2006, are all incorporated by reference in this Agreement for all purposes as if fully set forth at length, and that these documents are collectively referred to as the "$15.55 Million Loan Documents." The $15.55 Million Loan Documents are the final integration of the complete agreement between the Parties regarding the grant of a loan by Rogers to NGC. All prior agreements, representations, negotiations, and offers are merged into the terms of the $15.55 Million Loan Documents, **save and except** that no preexisting rights or remedies of Rogers,

including but not limited to perfection of security interests in any Collateral under the Amended and Restated Credit Facility dated January 19, 2006; the January 2006 Security Agreement dated January 19, 2006; the Collateral Assignment; and the Credit Facility and Amended and Restated Security Agreement, both dated June 29, 2004; are intended to be extinguished by the merger of the $15.55 Million Loan Documents. The $15.55 Million Loan Documents completely express the entirety of the agreement between the Parties.

Dated the 1st day of March, 2008.

Maker:

NEVADA GOLD & CASINOS, INC.

By: Robert B. Sturges
ROBERT B. STURGES, Chief Executive Officer

6/10/08
Date of Signature

Holder:

Louise H. Rogers
LOUISE H. ROGERS, as her separate property

6-13-08
Date of Signature